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                                                                    EXHIBIT 8.01

                   OPINION OF PORTER, WRIGHT, MORRIS & ARTHUR
                            AS TO CERTAIN TAX MATTERS


                                  April 2, 1998



Cross Medical Products, Inc.
5160 Blazer Memorial Parkway
Suite A
Dublin, Ohio 43017

Gentlemen:

    We have acted as your counsel in connection with the proposed merger (the "Merger") of Buckeye International, Inc., a Delaware corporation ("Acquisition") and a wholly-owned subsidiary of Interpore International, a California corporation ("Interpore"), with and into Cross Medical Products, Inc., a Delaware corporation ("Cross"), pursuant to which the stockholders of Cross will receive shares of common stock, no par value, of Interpore ("Interpore Common Stock"), subject to the Agreement and Plan of Merger, among Cross, Acquisition, and Interpore, dated as of February 11, 1998 (the "Merger Agreement"), in exchange for their shares of the outstanding capital stock of Cross ("Cross Common Stock"). At your request, and pursuant to Section 6.02(c) of the Merger Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

    In that connection, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such records, documents and other instruments, and such other matters of fact and law, as we have considered necessary or appropriate for the purposes of this opinion, including an examination of: (i) the Merger Agreement and the other documents and agreements referred to herein; (ii) the Information Statement/Prospectus (the "Prospectus") relating to the Merger and included in the Registration Statement of Interpore on Form S-4 filed by Interpore with the Securities and Exchange Commission (the "Registration Statement"); and (iii) certifications and representations made by certain stockholders of Cross in letters, dated as of March 19, 1998 and as of the date hereof, upon which we are entitled to rely.

    Furthermore, for purposes of the opinions set forth below, we have relied, with the consent of Cross and Interpore, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in certain certificates of the officers of Cross and Interpore, dated as of the date hereof, and we have assumed that such representations and statements will continue to be complete and accurate as of the Effective Time as defined in the Merger Agreement. In addition, we have assumed that each representation or statement made "to the best knowledge of" or similarly qualified is correct in each instance without such qualification. We have also assumed that the transactions contemplated by the Merger Agreement have been consummated in accordance with the Merger Agreement, the Merger constitutes a merger pursuant to the applicable provisions of the laws of the State of Delaware, and the facts, statements and other information contained in the Prospectus relating to the Merger are true, correct and complete in all material respects. Finally, we have assumed that Cross has not disposed of any assets, other than in the ordinary course of business, in contemplation of the Merger and that all convertible or other debt of Cross will be treated as debt for Federal income tax purposes.

    The opinions set forth below are based upon, and the section numbers cited herein refer to, the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, the administrative interpretations thereof and the judicial decisions with respect thereto, all as currently in effect, and are further based upon the assumption that the documents, certifications and representations referred to in the two preceding paragraphs have been finalized and executed at the Effective Time.

    In reliance on the assumptions and the representations set forth above, we are of the opinion that the Merger of Acquisition with and into Cross will be treated as a reorganization within the meaning of Section 368(a) of the Code.

    We have given this opinion pursuant to Section 6.02(c) of the Merger Agreement in connection with the transactions contemplated thereby and such opinion is not to be relied upon for any other purpose. No opinion is expressed herein concerning the tax treatment of the Merger under other provisions of the Code and the Treasury

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Regulations issued thereunder, including, without limitation, the conversion and exchange of any shares of Cross Common Stock in the Merger that were acquired by the holder thereof pursuant to any employee stock option or employee stock purchase plan or otherwise as compensation. Furthermore, no opinion is expressed herein about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically addressed by the foregoing opinion. No opinion is expressed as to the effect of state, local, and foreign tax laws.

    You should be aware that this opinion is based upon and represents our best legal judgment as to the application of existing law and is based on the certifications and representations given as of the date hereof. No advance ruling from the Internal Revenue Service ("IRS") or any taxing authority has been sought and no such ruling will be sought. In addition, there can be no assurance that the IRS will not take a position that is contrary to those stated in our opinion or that such opinion will be upheld by the courts if challenged by the IRS. Furthermore, the statutory provisions, regulations, interpretations, and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In such event, the tax results discussed above may be adversely affected. If there is a change in law prior to the Closing Date, or if the parties are unable to confirm their representations as of the Closing Date, our opinion is subject to change. No person other than the addressee named herein may rely on this opinion for any purpose.

    We hereby consent to the use of this opinion as an exhibit to the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission.


                                        Very truly yours,


                                        /S/ PORTER, WRIGHT, MORRIS & ARTHUR
                                        ----------------------------------------
                                        Porter, Wright, Morris & Arthur